Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS THIRD QUARTER 2014 RESULTS

AUSTIN, TEXAS, November 5, 2014—Forestar Group Inc. (NYSE: FOR) today reported third quarter 2014 net income of approximately $5.2 million, or $0.12 per diluted share outstanding, compared with third quarter 2013 net income of approximately $11.8 million, or $0.33 per diluted share outstanding. Third quarter 2013 results include a previously unrecognized tax benefit of approximately $6.3 million, or $0.17 per share, related to qualified timber gains.

Subsequent Events

•	$46.5 MILLION RECEIVED FROM CIBOLO CANYONS SPECIAL IMPROVEMENT DISTRICT

•	PLANS TO REPURCHASE UP TO $55 MILLION IN STOCK UNDER EXISTING SHARE REPURCHASE PROGRAM

“On October 24, 2014 we received $46.5 million from the Cibolo Canyons Special Improvement District (CCSID). The proceeds from CCSID were associated with a $48.9 million Hotel Occupancy and Sales and Use Tax Revenue Bond issued by CCSID on October 24, 2014. Proceeds received from the CCSID, along with available liquidity, are expected to be used to repurchase up to $55 million in common stock, which today, represents almost 10% of the company's current market capitalization. The successful revenue bond issuance by CCSID is a reflection of the tremendous value that has been realized through the vision and execution of our Cibolo Canyons mixed-use development including the award-winning JW Marriott San Antonio Hill Country Resort and Spa. Following these share repurchases, we expect to have adequate liquidity to fund and deliver our Growing FORward strategic initiatives, focused on increasing total segment earnings, return on assets and opportunistically selling non-core assets,” said Jim DeCosmo, president and chief executive officer of Forestar Group.

Third Quarter 2014 Significant Highlights

•	Sold 323 developed residential lots, with average lot prices and profit per lot up over 30% compared with third quarter 2013

•
Acquired our partner's 75% interest in the Eleven multifamily venture in Austin for $21.5 million, resulting in a $7.6 million gain, reflecting the fair market value of the project on the date of acquisition

•	Increased working interest oil production over 55% compared with third quarter 2013

•
Added nine new Bakken/Three Forks gross wells with strong initial production, including one 19% working interest well with initial production of 4,128 barrels of oil equivalent per day, the highest production rate of any Bakken/Three Forks well we have participated in to date

Forestar manages its operations through three business segments: real estate, oil and gas and other natural resources.

REAL ESTATE

Third Quarter 2014 Significant Highlights (Includes Ventures)

•	Sold 323 developed residential lots; highest quarterly average lot price and profit per lot since becoming stand-alone public company

•
Acquired our partner's 75% interest in the Eleven multifamily venture in Austin for $21.5 million, resulting in a $7.6 million gain, reflecting the fair market value of the project on the date of acquisition

•	Sold four commercial acres for $589,200 per acre

•	Sold over 635 acres of undeveloped land for nearly $3,200 per acre

Segment Financial Results:

($ in millions)	3Q 2014	3Q 2013	2Q 2014
Segment Revenues	$32.4	$50.4	$55.2
Segment Earnings	$16.0	$13.2	$27.3

Real estate segment earnings were up in third quarter 2014 compared with third quarter 2013 principally due to a $7.6 million gain associated with the acquisition of our partner's interest in the Eleven multifamily venture, which more than offset lower residential lot and undeveloped land sales. In third quarter 2014, average lot prices were over $73,650 per lot and average gross profit was almost $34,900 per lot, the highest average quarterly lot prices and margins reported, reflecting stable homebuilder demand in our markets. Real estate segment earnings decreased in third quarter 2014 compared with second quarter 2014 primarily due to a $10.5 million gain associated with the exchange of timber leases for undeveloped land from Ironstob venture and higher residential lot, tract and undeveloped land sales in second quarter 2014.

OIL AND GAS

Third Quarter 2014 Significant Highlights (Includes Ventures)

•	Increased oil production by nearly 39% compared with third quarter 2013, principally due to working interest investments in the Bakken/Three Forks and the Lansing-Kansas City formations

•
Generated gains of $3.3 million principally associated with the sale of leasehold interests in 348 net mineral acres in North Dakota and acquired 558 net mineral acres of leasehold interests in Bakken/Three Forks

•	Added nine Bakken/Three Forks gross wells; 23 Bakken/Three Forks gross wells waiting on completion at quarter-end

Segment Financial Results:

($ in millions)	3Q 2014	3Q 2013	2Q 2014
Segment Revenues	$24.1	$22.1	$24.4
Segment Earnings	$6.0	$8.5	$9.5

Oil and gas segment earnings decreased in third quarter 2014 compared with third quarter 2013 and second quarter 2014 principally due to higher exploration costs associated with our working interest investments, lower oil prices, and lower production volumes related to our owned mineral interests, which were partially offset by $3.3 million in gains principally associated with the sale of 348 net acres of leasehold interest in the Bakken/Three Forks, and increased working interest oil production. Third quarter 2014 exploration costs include a $2.3 million dry hole charge associated with an exploratory well in Oklahoma. Second quarter 2014 oil and gas segment earnings include $5.7 million in gains associated with the sale of various oil and gas properties in Oklahoma and North Dakota.

OTHER NATURAL RESOURCES

Third Quarter 2014 Significant Highlights (Includes Ventures)

•	Sold nearly 93,000 tons of fiber for $13.52 per ton

•	Generated $0.2 million in earnings related to previously announced groundwater reservation agreement

•	Sold water rights related to real estate project in Colorado, generating gain of almost $0.2 million

Segment Financial Results:

($ in millions)	3Q 2014	3Q 2013	2Q 2014
Segment Revenues	$2.3	$2.7	$3.5
Segment Earnings	$0.7	$0.5	$2.1

Third quarter 2014 other natural resources segment results increased compared with third quarter 2013 principally due to $0.2 million in earnings associated with a groundwater reservation agreement and a $0.2 million gain associated with the sale of water rights related to a real estate project in Colorado.

OUTLOOK

Real Estate Markets Remain Stable
“We are well positioned to capitalize on the housing recovery through residential lot sales and commercial and residential tract sales. We anticipate residential lot sales in 2014 to be in the range of 2,200 - 2,300 lots from a pipeline of 38 well-located communities. In 2015, we expect 40 communities to generate sales to meet homebuilder demand. Our multifamily team continues to acquire and develop high-quality multifamily communities, with four multifamily projects currently under construction at end of third quarter and four future development sites in our pipeline.  During third quarter we opportunistically acquired our partner’s 75% ownership in the Eleven venture, resulting in an attractive investment basis within a strong multifamily submarket in downtown Austin which has benefited from solid rent growth and high occupancy levels.  Going forward, our 100% ownership of the Eleven multifamily community is expected to provide Forestar with multiple options to continue to realize the value we have created with this project.  We plan to continue to evaluate and acquire additional well-located residential and multifamily sites going forward.

Production and Well Performance Increasing; Exploring Position in Prospective Resource Play
“We continue to invest in exploration and drilling, growing production, reserves and value. Drilling and completion activity continued in third quarter, with nine gross Bakken/Three Forks wells (10% average working interest) generating initial production and approximately 10 - 15 gross Bakken/Three Forks wells anticipated to begin production in fourth quarter 2014. Well performance in the Bakken/Three Forks in 2014 continues to improve and outperform underwriting expectations. Working interest production is expected to increase over 40% in 2014 compared with 2013, resulting in approximately 1.2 million BOE of total production in 2014, up 15% compared with 2013. However, lower oil pricing is expected to reduce fourth quarter 2014 segment earnings. In addition to our working interest investment opportunities in the Bakken/Three Forks and Lansing-Kansas City formations, we have secured leasehold positions in 24,000 net mineral acres in a prospective resource play in Oklahoma and commenced exploratory drilling.

Focused on Delivering Growing FORward Initiatives
“We remain focused on executing our Growing FORward strategic initiatives through disciplined investments in our real estate and oil and gas businesses. Stronger than expected cash flows and available liquidity, combined with $46.5 million in cash proceeds from the Cibolo Canyons Special Improvement District, are expected to be used to repurchase up to $55 million in common stock, which today, represents almost 10% of the company's current market capitalization. Repurchases will be made under the company's existing share repurchase program and will be accomplished from time to time through open market or privately negotiated transactions, subject to market conditions, legal requirements and other factors. Following these share repurchases, we anticipate maintaining sufficient available liquidity which is expected to adequately fund our Growing FORward strategic initiatives, which are focused on increasing total segment earnings, return on assets and opportunistically selling non-core assets,” concluded Mr. DeCosmo.

The Company will host a conference call on November 5, 2014 at 10:00 am ET to discuss results of third quarter 2014. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-877-299-4454 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-597-5447. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 23767820.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At third quarter-end 2014, the real estate segment owns directly or through ventures almost 120,000 acres of real estate located in ten states and 13 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 73 entitled, developed and under development projects in eight states and 13 markets encompassing over 11,300 acres, comprised of almost 17,800 planned residential lots and approximately 2,000 commercial acres. The oil and gas segment includes approximately 948,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Alabama, and Georgia and approximately 358,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 8,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, include but are not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclically of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	Third Quarter		First Nine Months
	2014	2013	2014	2013
	(In thousands)
Revenues:
Real estate (a)	$32,445	$50,356	$153,098	$170,264
Oil and gas	24,145	22,095	66,076	53,430
Other natural resources	2,250	2,656	7,284	8,963
Total revenues	$58,840	$75,107	$226,458	$232,657
Segment earnings:
Real estate	$15,987	$13,197	$66,859	$40,747
Oil and gas	6,002	8,499	16,331	17,869
Other natural resources	669	549	2,220	2,792
Total segment earnings	22,658	22,245	85,410	61,408
Items not allocated to segments:
General and administrative expense	(5,190)	(4,648)	(15,924)	(14,935)
Share-based compensation expense (b)	(991)	(3,492)	(4,523)	(15,367)
Interest expense	(8,634)	(5,231)	(21,507)	(14,892)
Other corporate non-operating income	139	24	391	80
Income before taxes	7,982	8,898	43,847	16,294
Income tax (expense) benefit	(2,755)	2,932	(15,464)	28
Net income attributable to Forestar Group Inc.	$5,227	$11,830	$28,383	$16,322

Net income per common share:
Diluted	$0.12	$0.33	$0.65	$0.45

Weighted average common shares outstanding (in millions):
Diluted (c)	43.9	36.1	43.8	35.9

	Third Quarter
Supplemental Financial Information:	2014	2013
	(In thousands)
Cash and cash equivalents	$170,606	$54,769

Borrowings under credit facility	—	200,000
Secured senior notes	250,000	—
Convertible senior notes, net of discount	102,368	99,122
Tangible equity unit notes, net of discount	19,192	—
Other debt (d)	57,735	36,049
Total debt	$429,295	$335,171
Net debt	$258,689	$280,402
 _____________________

(a)	First nine months 2013 real estate revenues include $41 million from the first quarter 2013 sale of Promesa, a wholly-owned multifamily community we developed in Austin.

(b)
First nine months 2014 share-based compensation expense decreased principally as result of a decrease in our stock price since year-end 2013, compared with an increase in our stock price in first nine months 2013 since year-end 2012, which impacted the value of vested cash-settled awards.

(c)	Third quarter and first nine months 2014 weighted average diluted shares outstanding includes 7.9 million associated with our tangible equity units issued during fourth quarter 2013.

(d)
Third quarter-end 2014 consists principally of $38 million of senior secured construction loans for two multifamily properties. Excludes approximately $91.2 million of unconsolidated venture debt and approximately $10.1 million of outstanding letters of credit.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
	2014	2013	2014	2013
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	323	547	1,834	1,353
Revenue per Lot Sold	$73,653	$56,473	$54,354	$55,257
Commercial Acres Sold	4	19	7	56
Revenue per Commercial Acre Sold	$589,203	$257,548	$369,874	$169,725
Undeveloped Acres Sold	637	1,340	13,174	3,301
Revenue per Acre Sold	$3,179	$4,955	$2,249	$3,647
Owned & Consolidated Ventures:
Residential Lots Sold	286	414	1,603	1,028
Revenue per Lot Sold	$72,352	$56,866	$52,052	$55,417
Commercial Acres Sold	—	2	3	37
Revenue per Commercial Acre Sold	$—	$426,554	$96,774	$115,892
Undeveloped Acres Sold	637	1,314	12,916	3,233
Revenue per Acre Sold	$3,179	$5,001	$2,248	$3,668
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	37	133	231	325
Revenue per Lot Sold	$83,711	$55,251	$70,325	$54,752
Commercial Acres Sold	4	17	4	19
Revenue per Commercial Acre Sold	$589,203	$239,710	$589,203	$277,739
Undeveloped Acres Sold	—	26	258	68
Revenue per Acre Sold	$—	$2,650	$2,306	$2,650

THIRD QUARTER 2014
REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres (a)
Undeveloped Land
Owned	78,918
Ventures	5,073				83,991
Residential
Owned		21,762	7,675	556
Ventures			914	207	31,114
Commercial
Owned		2,668	1,065	524
Ventures			247	122	4,626
Total Acres	83,991	24,430	9,901	1,409	119,731

Estimated Residential Lots			15,407	2,349	17,756
 _____________________

(a)	In addition, at third quarter-end 2014, Forestar owns a 58% interest in a venture which controls approximately 2,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
	2014	2013	2014	2013
Leasing Activity from Owned Mineral Interests
Acres Leased	744	7,530	3,865	8,355
Average Bonus / Acre	$205	$260	$320	$270
Delay Rentals Received	$—	$98,000	$14,000	$562,000
Oil & Gas Production
Royalty Interests (a)
Gross Wells	547	543	547	543
Oil Production (Barrels) (b)	32,900	41,800	96,000	130,700
Average Oil Price ($ / Barrel)	$91.08	$86.38	$89.34	$84.47
Gas Production (MMcf)	273.5	304.9	792.0	1,004.3
Average Gas Price ($ / Mcf)	$4.35	$3.69	$4.18	$3.29
BOE Production (c)	78,500	92,700	228,000	298,100
Average Price ($ / BOE)	$53.30	$51.15	$52.15	$48.10
Working Interests
Gross Wells	423	458	423	458
Oil Production (Barrels) (b)	229,100	147,100	575,300	371,900
Average Oil Price ($ / Barrel)	$83.17	$98.67	$87.74	$92.66
Gas Production (MMcf)	226.2	236.5	654.1	636.2
Average Gas Price ($ / Mcf)	$4.12	$3.71	$4.59	$3.60
BOE Production (c)	266,900	186,400	684,400	477,900
Average Price ($ / BOE)	$74.91	$82.52	$78.15	$76.89
Total Oil & Gas Interests
Gross Wells (d)	961	992	961	992
Oil Production (Barrels)	250,500	177,500	632,800	463,600
Average Oil Price ($ / Barrel)	$86.13	$100.13	$90.73	$95.64
NGL Production (Barrels)	11,500	11,400	38,500	39,000
Average NGL Price ($ / Barrel)	$41.12	$30.46	$42.56	$29.68
Total Oil Production (Barrels)	262,000	188,900	671,300	502,600
Average Total Oil Price ($ / Barrel)	$84.16	$95.95	$87.97	$90.53
Gas Production (MMcf)	499.7	541.4	1,446.1	1,640.5
Average Gas Price ($ / Mcf)	$4.24	$3.70	$4.37	$3.41
BOE Production (c)	345,400	279,100	912,400	776,000
Average Price ($ / BOE)	$70.00	$72.11	$71.65	$65.83
Average Daily Production
BOE per Day
Royalty Interests	853	1,008	835	1,092
Working Interests	2,901	2,026	2,507	1,750
Total	3,754	3,034	3,342	2,842
Working Interests BOE per Day
North Dakota	1,664	795	1,347	711
Kansas/Nebraska	707	535	610	404
Texas, Louisiana and Other	530	696	550	635
Total	2,901	2,026	2,507	1,750
 _____________________

(a)
Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production is 49.1 MMcf and 152.3 MMcf in third quarter and first nine months 2014, and 60.9 MMcf and 188.9 MMcf in third quarter and first nine months 2013.

(b)	Oil production includes natural gas liquids (NGLs).

(c)	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl).

(d)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes nine working interest wells in third quarter 2014 and 2013 as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT

	Third Quarter		First Nine Months
	2014	2013	2014	2013
Well Activity
Mineral Interests Owned (a)
Net Acres Held By Production	36,000	35,000	36,000	35,000
Gross Wells Drilled	—	—	—	—
Productive Gross Wells	547	543	547	543
Mineral Interests Leased
Net Acres Held By Production (b)	46,000	35,000	46,000	35,000
Gross Wells Drilled	31	31	97	70
Productive Gross Wells (c)	414	449	414	449
Total Well Activity
Net Acres Held By Production	82,000	70,000	82,000	70,000
Gross Wells Drilled	31	31	97	70
Productive Gross Wells	961	992	961	992
 _____________________

(a)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes nine working interest wells at third quarter-end 2014 and 2013 as we also own a royalty interest in these wells.

(b)	Excludes approximately 8,000 net acres in which we have an overriding royalty interest.

(c)	Excludes approximately 1,200 wells in which we have an overriding royalty and nine working interest wells as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
MINERAL INTERESTS

MINERAL INTERESTS OWNED (a)

Forestar’s oil and gas segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Unleased	Leased	Held By Production	Total
		(Net acres)
Texas	208,000	17,000	27,000	252,000
Louisiana	132,000	3,000	9,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
	534,000	20,000	36,000	590,000
 _____________________

(a)	Represents net acres and includes ventures.

MINERAL INTERESTS LEASED

Forestar’s oil and gas segment includes approximately 358,000 net mineral acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, Texas and North Dakota.

State	Undeveloped	Held By Production (a)	Total
Nebraska	237,000	10,000	247,000
Kansas	19,000	8,000	27,000
Oklahoma	22,000	18,000	40,000
Alabama	8,000	—	8,000
Texas	11,000	2,000	13,000
North Dakota	4,000	4,000	8,000
Other	11,000	4,000	15,000
	312,000	46,000	358,000
 _____________________

(a)	Excludes approximately 8,000 net acres of overriding royalty interests.

FORESTAR GROUP INC.
OTHER NATURAL RESOURCES SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
	2014	2013	2014	2013
Fiber Sales
Pulpwood tons sold	71,500	65,700	157,900	314,400
Average pulpwood price per ton	$11.18	$8.85	$11.00	$9.12
Sawtimber tons sold	21,500	74,900	100,000	202,700
Average sawtimber price per ton	$21.31	$21.52	$22.38	$22.47

Total tons sold	93,000	140,600	257,900	517,100
Average stumpage price per ton (a)	$13.52	$15.60	$15.41	$14.36

Recreational Activity
Average recreational acres leased	107,800	118,700	111,400	120,900
Average price per leased acre	$8.66	$8.63	$9.17	$9.08
 _____________________

(a)	Average stumpage price per ton is based on gross revenues less cut and haul costs.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at third quarter-end 2014 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30

Georgia
Ball Ground	Cherokee	Atlanta	500
Crossing	Coweta	Atlanta	230
Fincher Road	Cherokee	Atlanta	3,890
Garland Mountain	Cherokee/Bartow	Atlanta	350
Martin’s Bridge	Banks	Atlanta	970
Mill Creek	Coweta	Atlanta	770
Wolf Creek	Carroll/Douglas	Atlanta	12,230
Yellow Creek	Cherokee	Atlanta	1,060

Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			24,430
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled (a), developed and under development real estate projects, at third quarter-end 2014 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (e)
Projects we own
California
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	269	343	2	7
Pinery West	Douglas	100%	45	41	20	94
Stonebraker	Weld	100%	—	603	—	—
Tennessee
Morgan Farms	Williamson	100%	45	128	—	—
Weatherford Estates	Williamson	100%	—	17	—	—
Texas
Arrowhead Ranch	Hays	100%	—	387	—	6
Bar C Ranch	Tarrant	100%	292	813	—	—
Barrington Kingwood	Harris	100%	132	48	—	—
Cibolo Canyons	Bexar	100%	867	851	130	20
Harbor Lakes	Hood	100%	217	232	2	19
Hunter’s Crossing	Bastrop	100%	483	27	41	62
La Conterra	Williamson	100%	200	130	—	58
Lakes of Prosper	Collin	100%	74	211	—	4
Lantana	Denton	100%	1,065	697	9	3
Maxwell Creek	Collin	100%	912	87	10	—
Oak Creek Estates	Comal	100%	214	356	13	—
Parkside	Collin	100%	—	200	—	—
Stoney Creek	Dallas	100%	221	533	—	—
Summer Creek Ranch	Tarrant	100%	963	311	35	44
Summer Lakes	Fort Bend	100%	614	516	56	—
Summer Park	Fort Bend	100%	69	129	28	62
The Colony	Bastrop	100%	449	704	22	31
The Preserve at Pecan Creek	Denton	100%	519	275	—	7
Village Park	Collin	100%	753	3	3	2
Westside at Buttercup Creek	Williamson	100%	1,496	1	66	—
Other projects (9)	Various	100%	1,759	245	133	7
Georgia
Seven Hills	Paulding	100%	753	337	26	113
The Villages at Burt Creek	Dawson	100%	—	1,715	—	57
Other projects (18)	Various	100%	268	2,825	—	705
Other
Other projects (3)	Various	100%	526	426	—	—
			13,205	13,355	596	1,589

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (e)
Projects in entities we consolidate
Texas
City Park	Harris	75%	1,311	458	50	115
Timber Creek	Collin	88%	—	601	—	—
Willow Creek Farms II	Waller/Fort Bend	90%	90	160	—	—
Other projects (2)	Various	Various	10	198	—	18
Georgia
The Georgian	Paulding	75%	535	—	—	—
			1,946	1,417	50	133
Total owned and consolidated			15,151	14,772	646	1,722
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	324	24	—	12
Harper’s Preserve	Montgomery	50%	315	1,378	8	51
Lantana - Rayzor Ranch	Denton	25%	1,163	—	16	42
Long Meadow Farms	Fort Bend	38%	1,332	470	187	116
Southern Trails	Brazoria	80%	748	243	—	—
Stonewall Estates	Bexar	50%	342	48	—	—
Other projects (2)	Various	Various	—	—	—	15
Total in ventures			4,224	2,984	211	236
Combined total			19,375	17,756	857	1,958
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(a)
A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(c)
Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)	Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and income producing properties at third quarter-end 2014 follows:

Project	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel	Austin	100%	Hotel	2	413 guest rooms and suites
Eleven	Austin	100%	Multifamily	3	257-unit luxury apartment
360° (b)	Denver	20%	Multifamily	4	304-unit luxury apartment
Midtown Cedar Hill (b)	Dallas	100%	Multifamily	13	354-unit luxury apartment
Acklen (b)	Nashville	30%	Multifamily	4	320-unit luxury apartment
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(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Construction in progress.